                                                                   EXHIBIT 11.01

                          INTERPORE INTERNATIONAL, INC.

                      COMPUTATIONS OF NET INCOME PER SHARE
                      (in thousands, except per share data)
                                   (unaudited)

                                                             Three months ended            Nine months ended
                                                                September 30,                September 30,
                                                         ------------------------       -----------------------
                                                            1999           1998           1999           1998
                                                          --------       --------       --------       --------
Net income (loss) used in the calculation of
  basic earnings per share                                $  1,394       $    166       $  3,559       $ (3,212)
Interest on Convertible Subordinated Debentures                 66              *            200              *
                                                          --------       --------       --------       --------
Net income (loss) used in calculation of diluted
  earnings per share                                      $  1,460       $    166       $  3,759       $ (3,212)
                                                          ========       ========       ========       ========

Shares used in computing net income (loss)
  per share basic:
     Weighted average common shares outstanding             13,512         13,989         13,492         13,898

Effect of dilutive securities:
     Weighted average convertible preferred stock               32             33             32              *
     Shares issuable pursuant to stock option plans            434            279            328              *
     Shares issuable under the Convertible
       Subordinated Debentures                                 495              *            495              *
                                                          --------       --------       --------       --------
Shares used in computing net income (loss) per
  share - diluted                                           14,473         14,301         14,347         13,898
                                                          ========       ========       ========       ========

Net income (loss) per share - basic                       $    .10       $    .01       $    .26       $   (.23)
Net income (loss) per share - diluted                     $    .10       $    .01       $    .26       $   (.23)

------------
* Effect of potentially dilutive securities would have been anti-dilutive, accordingly, the amounts are excluded from the calculation of diluted earnings per share. Shares issuable from the convertible subordianted debentures were excluded from the calculation of diluted earnings per share because their effect would have been anti-dilutive.